Exhibit 99.1

CIT Completed Initiatives to Simplify Mortgage Operations

•	Completed the sale of the reverse mortgage business and related loan portfolio

•	Outsourced ongoing mortgage servicing operations

NEW YORK — CIT Group Inc. (NYSE: CIT) today announced that it completed key strategic initiatives to simplify its mortgage operations and reduce risk. The company completed the sale of its Financial Freedom reverse mortgage servicing business and the related reverse mortgage portfolio to an undisclosed buyer. The transaction included the sale of mortgage servicing rights and $879 million of reverse mortgage whole loans and other real estate owned assets as of April 30, 2018.

In addition, CIT has outsourced the payment, servicing and administration of duties of its ongoing mortgage portfolio to a leading national provider of residential servicing. The portfolio is approximately $5.2 billion as of March 31, 2018.

“These efforts support our plan to simplify CIT and gain greater efficiency in our business,” said Chairwoman and Chief Executive Officer of CIT Ellen R. Alemany. “We have addressed another legacy issue by exiting the reverse mortgage business, and we have created greater efficiency in our ongoing mortgage operation by partnering with an industry leader to service our portfolio. CIT remains focused on growing our core commercial and consumer operations, and these actions allow us to apply greater focus in those areas of the business.”

CIT’s ongoing mortgage business includes consumer single family home loans for the purchase of a new property or refinance of an existing property through both the national CIT Bank direct franchise or through the OneWest Bank branch franchise in Southern California. CIT also originates residential mortgage loans indirectly, primarily through a network of correspondent lenders.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with approximately $50 billion in assets as of March 31, 2018. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has approximately $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com and follow us on Twitter, LinkedIn, YouTube and Facebook. Register to receive press releases at cit.mediaroom.com/email-alerts.

CIT MEDIA RELATIONS:

Gina Proia

212-771-6008

Gina.Proia@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

973-740-5058

Barbara.Callahan@cit.com